                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[x] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                            Texas Utilities Company
-------------------------------------------------------------------------------
               (Name of Registrant as specified In Its Charter)

                            Texas Utilities Company
-------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------


    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------


    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------


    (5) Total fee paid:

    ---------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------


    (2) Form, Schedule or Registration Statement No.:

    ---------------------------------------------------------------------------


    (3) Filing Party:

    ---------------------------------------------------------------------------


    (4) Date Filed:

    ---------------------------------------------------------------------------

Notes:

                            TEXAS UTILITIES COMPANY

                                 Energy Plaza
                               1601 Bryan Street
                              Dallas, Texas 75201

                              ------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              ------------------

                                                                  April 1, 1996

To the Shareholders of
  Texas Utilities Company:

  The annual meeting of shareholders of Texas Utilities Company will be held in the Grand Ballroom of the Harvey Hotel/Downtown, Live Oak and Olive Streets, Dallas, Texas on Friday, May 17, 1996 at 9:30 a.m. for the following purposes:

  1. To elect a Board of Directors for the ensuing year; and

  2. To approve the selection of auditors for the year 1996.

  The Board of Directors has fixed the close of business on March 18, 1996 as the time as of which shareholders entitled to notice of, and to vote at, the meeting and any adjournments shall be determined.

  WHETHER OR NOT YOU WILL BE ABLE TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY PROMPTLY. NO POSTAGE NEED BE AFFIXED TO THE REPLY ENVELOPE WHICH IS ENCLOSED HEREWITH FOR YOUR CONVENIENCE IF IT IS MAILED IN THE UNITED STATES.

                                               James H. Scott
                                               Secretary

                            TEXAS UTILITIES COMPANY

                                 Energy Plaza
                               1601 Bryan Street
                              Dallas, Texas 75201

                              ------------------

                                PROXY STATEMENT

                              ------------------
                                                                  April 1, 1996

 A proxy in the accompanying form is solicited by the Board of Directors of TEXAS UTILITIES COMPANY for use at the annual meeting of shareholders to be held in the Grand Ballroom of the Harvey Hotel/Downtown, Live Oak and Olive Streets, Dallas, Texas, on Friday, May 17, 1996, at 9:30 a.m. and any adjournments thereof for the purposes set forth in the accompanying notice.

  The close of business on March 18, 1996 has been fixed as the time as of which shareholders entitled to notice of, and to vote with respect to, this solicitation shall be determined. At such date there were outstanding and entitled to vote 225,841,037 shares of common stock. Except as indicated below, each share is entitled to one vote on all matters submitted to shareholders.

  Any shareholder may exercise the right of cumulative voting in the election of directors provided the shareholder gives written notice of such intention to the Secretary of the Company on or before the date preceding the election. When exercising this right the shareholder is entitled to one vote for each share held multiplied by the number of directors to be elected and he may cast all of his votes for a single nominee or spread his votes among the nominees in any manner desired.

  This Notice, Proxy Statement and form of proxy are being mailed or given to shareholders on or about April 1, 1996.

  The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors, officers and regular employees of the Company in person or by telephone. The Company has hired D.
F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $7,500 plus disbursements. Shareholders may assist the Company in avoiding expenses in this connection by returning their proxies promptly.

  Any proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same at any time prior to the exercise thereof. The shares represented by any proxy duly given as a result of this request will be voted in the discretion of the persons named in the proxy unless the shareholder specifies a choice by means of the ballot space on the proxy, in which case the shares will be voted accordingly.

  The Company has adopted a confidential voting policy. Accordingly, tabulation of proxies and votes cast at the meeting will be conducted by an independent agent and the votes of individual shareholders will be kept private and not disclosed to the Company, except in limited circumstances.

  The presence in person or by proxy of the holders of a majority of the shares of the common stock entitled to vote shall constitute a quorum entitled to transact business at the meeting. Directors are elected by plurality vote of the votes cast at the meeting; abstentions will have no effect. The approval of the selection of auditors requires the affirmative vote of a majority of the shares represented at the meeting; abstentions will be treated as negative votes.

                  1997 ANNUAL MEETING SHAREHOLDERS' PROPOSALS

  All proposals from shareholders to be considered at the next annual meeting scheduled for May 16, 1997 must be received by the Secretary of the Company, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411, not later than the close of business on December 3, 1996.

                             ELECTION OF DIRECTORS

  It is the intent of the Board of Directors that the persons named in the proxy will vote your shares in favor of the nominees for directors listed hereafter, unless authority is withheld. All of the nominees are current members of the Board of Directors and have been nominated by the Nominating Committee. The persons named in the proxy may cumulate the votes represented thereby and in case any such nominee shall become unavailable, which the Board of Directors has no reason to anticipate, may vote for a substitute.

  The names of the nominees for the office of director for the ensuing year and information about them, as furnished by the nominees themselves, are set forth below:

                               SERVED AS
          NAME           AGE DIRECTOR SINCE   BUSINESS EXPERIENCE DURING PAST FIVE YEARS
          ----           --- --------------   ------------------------------------------
J. S. Farrington
 (2)(5).................  61      1983      Chairman of the Board of the Company since
                                             May 1995; prior thereto Chairman of the
                                             Board and Chief Executive of the Company
                                             (February 1987-May 1995); prior thereto
                                             President of the Company (May 1983-February
                                             1987). A Director of TU Electric.
Bayard H. Friedman
 (1)(2)(3)(4)(6)........  69      1991      Bayard H. Friedman, Inc., Investment Adviser,
                                             since December 1992. Prior thereto, Senior
                                             Chairman and Director, Team Bank (January
                                             1990-November 1992). A Director of Justin
                                             Industries.
William M. Griffin
 (1)(3)(4)(6)...........  69      1966      President, The WMG Company, investments.
                                             Executive Vice President (until August 1985)
                                             and Chairman of the Finance Committees
                                             (until March 1986) of The Hartford Fire
                                             Insurance Company and Subsidiaries. A
                                             Director of The Hartford Fire Insurance
                                             Company (until March 1991) and Shawmut
                                             National Corporation (until April 1992).
Kerney Laday
 (1)(3)(4)(6)...........  54      1993      President, The Laday Company (management
                                             consulting and business development) since
                                             July 1995; prior thereto Vice President,
                                             field operations, Southern Region, U. S.
                                             Customer Operations, Xerox Corporation
                                             (office equipment manufacturer) (January
                                             1991-June 1995); prior thereto Vice
                                             President and region general manager, Xerox
                                             (1986 to 1991). A Director of NationsBank
                                             Texas Corporation.
Margaret N. Maxey
 (1)(2)(3)(4)(6)........  69      1984      Director, Clint W. Murchison, Sr. Chair of
                                             Free Enterprise and Professor, Biomedical
                                             Engineering Program, College of Engineering,
                                             The University of Texas at Austin since
                                             1982; Assistant Director, Energy Research
                                             Institute, Columbia, South Carolina, 1980-
                                             82.
James A. Middleton
 (1)(3)(4)(5)(6)........  60      1989      Chairman of the Board and Chief Executive
                                             Officer, Crown Energy Company (oil and gas
                                             producing and tar sands processing) since
                                             January 1996; prior thereto Executive Vice
                                             President (October 1987-December 1994) and
                                             Senior Vice President (June 1981-October
                                             1987) of Atlantic Richfield Company.
                                             President, ARCO Oil and Gas Company,
                                             (January 1985-October 1990). A Director of
                                             Crown Energy Company and ARCO Chemical
                                             Company.

                               SERVED AS
          NAME           AGE DIRECTOR SINCE   BUSINESS EXPERIENCE DURING PAST FIVE YEARS
          ----           --- --------------   ------------------------------------------
Erle Nye
 (2)(5).................  58      1987      President and Chief Executive of the Company
                                             since May 1995; prior thereto President of
                                             the Company (February 1987-May 1995).
                                             Chairman of the Board and Chief Executive,
                                             and a Director of TU Electric.
J. E. Oesterreicher
 (1)(3)(4)(6)...........  54      1996      Vice Chairman of the Board and Chief
                                             Executive Officer of J.C. Penney Company,
                                             Inc. (department store chain) since January
                                             1995; prior thereto, President, J.C. Penney
                                             Stores and Catalog (1992-1995); and
                                             Executive Vice President of J.C. Penney
                                             Stores (1988-1992). A Director of J.C.
                                             Penney Company, Inc. and Brinker
                                             International, Inc.
Charles R. Perry
 (1)(2)(3)(4)(5)(6).....  66      1985      Oil and gas interests, private investments.
                                             Chairman of the Board of Perry Management,
                                             Inc., Avion Flight Centre, Inc., Rivercourse
                                             Development, Inc. and Perry Gas Companies,
                                             Inc.
Herbert H. Richardson
 (1)(3)(4)(5)(6)........  65      1992      Associate Vice Chancellor for Engineering and
                                             Director, Texas Transportation Institute,
                                             The Texas A&M University System; Associate
                                             Dean of Engineering, Regents Professor and
                                             Distinguished Professor of Engineering,
                                             Texas A&M University; Chancellor, The Texas
                                             A&M University System, 1991-1993 and Deputy
                                             Chancellor for Engineering, The Texas A&M
                                             University System, 1986-1991.

---------
(1)Member of Audit Committee.
(2)Member of Executive Committee.
(3)Member of Finance Committee.
(4)Member of Nominating Committee.
(5)Member of Nuclear Committee.
(6)Member of Organization and Compensation Committee.

  During 1995 the Board of Directors held five meetings. The standing committees of the Board of Directors and the membership of each committee are shown on the preceding pages. During 1995 each of the Directors attended 75% or more of the aggregate of the Board of Directors meetings and the meetings of the Committees on which they serve.

  The Audit Committee nominates to the Board, for approval by the shareholders at each annual meeting, a firm of independent auditors to audit the books of account and records of the Company and to perform such other duties as this Committee may prescribe or approve, receives the reports and comments from such independent auditors, reviews the adequacy of internal controls, reviews the accounting principles employed in financial reporting and takes any action with respect thereto as it may deem appropriate, reports to the Board of Directors upon its findings and recommendations and performs such other duties as may be assigned to it from time to time by the Board; the Audit Committee held two meetings during 1995. The Executive Committee exercises the authority of the Board in the intervals between meetings of the Board; the Executive Committee did not meet during 1995. The Finance Committee reviews and recommends to the Board, for its consideration, major financial undertakings and policies and performs such other duties as may be assigned to it from time to time by the Board; the Finance Committee held four meetings during 1995. The Nominating Committee selects and recommends to the Board, for its consideration, persons as nominees for election as directors of the Company and performs such other duties as may be assigned to it from time to time by the Board; the Nominating Committee held one meeting in 1995. Shareholders may recommend nominees for directors to the Nominating Committee by writing to the Secretary of the Company, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411. The Nuclear Committee reviews, generally oversees, and makes reports and recommendations to the Board in connection with, the operation of the Company's nuclear generating units; the Nuclear Committee held four meetings during 1995. The Organization and Compensation Committee reviews and establishes the duties, titles and remuneration of officers of the Company; this Committee held two meetings in 1995.

  Non-officer directors were compensated in 1995 by a retainer fee at the annual rate of $25,000 plus $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. Additionally, non-officer directors who are members of the Nuclear Committee receive an annual retainer fee of $10,000 for their services on that Committee. Directors who are officers of the Company do not receive any fees for service as a director. All directors are reimbursed for expenses. Effective July 1, 1995, non-officer directors may elect to defer, in 25% increments, all or a portion of their annual Board retainer pursuant to the Deferred Compensation Plan for Outside Directors (Director's Plan). Amounts deferred are matched by the Company. Under the Director's Plan, a trustee purchases Company common stock with an amount of cash equal to each participant's deferred retainer and matching amount, and accounts are established for each participant containing performance units equal to such number of common shares. Director's Plan investments, including reinvested dividends, are restricted to Company common stock. On the expiration of the applicable maturity period (not fewer than three nor more than ten years, as selected by the participant) or upon death or disability, the value of the participant's accounts is paid in cash based on the then current value of the performance units.

              BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY

  Each nominee for director and certain executive officers reported beneficial ownership of common stock of the Company, as of the date hereof, as follows:

                                                         NUMBER OF SHARES
                                                   -----------------------------
                                                                DEFERRED
                                                   BENEFICIALLY  PLANS
                        NAME                          OWNED       (1)     TOTAL
                        ----                       ------------ -------- -------
   J. S. Farrington...............................    18,575     42,178   60,753
   Bayard H. Friedman (2).........................     2,416      1,507    3,923
   William M. Griffin.............................    10,000      1,507   11,507
   Kerney Laday...................................       800      1,507    2,307
   Margaret N. Maxey..............................     4,642      1,507    6,149
   James A. Middleton.............................     3,000      1,507    4,507
   Erle Nye.......................................    19,053     33,531   52,584
   J. E. Oesterreicher............................     1,200         --    1,200
   Charles R. Perry...............................     1,000      1,507    2,507
   Herbert H. Richardson..........................     1,000        376    1,376
   H. Jarrell Gibbs...............................     6,254     13,408   19,662
   W. M. Taylor...................................     7,807     13,611   21,418
   T. L. Baker....................................     2,749     12,341   15,090
   All Directors and Executive Officers
    as a group (13)...............................    78,496    124,487  202,983

---------
(1) Share units held in deferred compensation accounts under the Deferred and Incentive Compensation Plan or the Director's Plan. Although these plans allow such units to be paid only in the form of cash, investments in such units create essentially the same investment stake in the performance of the Company's common stock as do investments in actual shares of common stock.
(2) In addition to the shares reported above, clients of Mr. Friedman's investment advisory firm own 4,200 shares of the common stock of the Company. Mr. Friedman disclaims any beneficial interest in such shares.

  The named individuals have voting and investment power for the shares of common stock reported as Beneficially Owned. Ownership of such common stock by each individual director and executive officer and for all directors and executive officers as a group constituted less than 1% of the Company's outstanding shares. All required reports relating to changes in beneficial ownership were timely filed except that, as the result of an inadvertent oversight, Herbert H. Richardson, a Director of the Company, did not timely file a report with the Securities and Exchange Commission (SEC) regarding an open market sale of Common Stock of the Company.

  As of December 31, 1995, based on information reported in filings made by the following person with the SEC, the following person was known to be the beneficial owner of more than 5% of the Company's common stock:

                                               SHARES
        NAME AND ADDRESS OF                 BENEFICIALLY                         PERCENT
          BENEFICIAL OWNER                     OWNED                             OF CLASS
        -------------------                 ------------                         --------
      Mellon Bank Corporation
      One Mellon Bank Center
      Pittsburgh, Pennsylvania               14,635,561                            6.5%

  Mellon Bank, N.A. (Mellon), a wholly-owned subsidiary of Mellon Bank Corporation, as trustee under the Employees' Thrift Plan of the Texas Utilities Company System (Thrift Plan) was the record owner of 12,181,561 shares of the Company's common stock. Each employee participating in the Thrift Plan is entitled to instruct the Trustee how to vote all shares of common stock allocated to the employee's account. To the extent that this right is not exercised or shares are held by the Trustee which are not allocated to participant accounts, the Trustee may vote these shares in its discretion. Mellon Bank Corporation (including its subsidiaries) reported (excluding Thrift Plan shares) an aggregate of 2,454,000 other shares of common stock of the Company, including 19,000 shares with respect to which it shared voting power, 839,000 shares with respect to which it shared dispositive power, 2,400,000 shares with respect to which it has sole voting power and 1,550,000 shares with respect to which it has sole dispositive power.

                            EXECUTIVE COMPENSATION

The Company and its subsidiaries have paid or awarded compensation during the last three calendar years to the following executive officers for services in all capacities:

                          SUMMARY COMPENSATION TABLE

                                                       LONG-TERM COMPENSATION (2)
                                                      -----------------------------
                                ANNUAL COMPENSATION          AWARDS         PAYOUTS
                              ----------------------- --------------------- -------
                                               OTHER                                  ALL
                                              ANNUAL             SECURITIES          OTHER
                                              COMPEN- RESTRICTED UNDERLYING  LTIP   COMPEN-
        NAME AND              SALARY   BONUS  SATION    STOCK     OPTIONS/  PAYOUTS SATION
   PRINCIPAL POSITION    YEAR   ($)   ($) (1)   ($)   AWARDS ($)  SARS (#)    ($)   ($) (3)
   ------------------    ---- ------- ------- ------- ---------- ---------- ------- -------
J. S. Farrington,....... 1995 825,000 165,000    --    313,500       --     34,135  105,671
 Chairman of the Board   1994 804,167       0    --    273,500       --          0   85,817
 of the Company (4)      1993 743,750 125,000    --    264,500       --     82,584   82,865
Erle Nye, .............. 1995 679,167 140,000    --    266,000       --     25,602   87,810
 President and Chief     1994 618,750       0    --    217,000       --          0   67,275
 Executive of the        1993 554,167 100,000    --    203,500       --     61,938   63,907
 Company
H. Jarrell Gibbs,....... 1995 282,917  67,200    --    120,300       --      9,102   38,702
 President of            1994 245,167  40,000    --     97,880       --          0   29,017
 TU Electric             1993 203,083  45,000    --     58,880       --     15,989   25,070
W. M. Taylor,........... 1995 282,917  64,700    --    117,800       --     10,809   38,278
 President, Generation   1994 249,333  40,000    --     97,880       --          0   30,333
 Division-TU Electric    1993 217,250  65,000    --     60,680       --     28,815   21,296
T. L. Baker,............ 1995 261,667  44,900    --     93,500       --     11,947   34,465
 President, Electric     1994 245,833  25,000    --     80,000       --          0   28,183
 Service Division        1993 237,083  25,000    --     58,200       --     29,720   26,042
 -TU Electric

---------
(1) Amounts reported as Bonus in the Summary Compensation Table are attributable, beginning in 1995, to the named officer's participation in the Annual Incentive Plan (AIP). Officers of the Company and its subsidiaries with a title of Vice President or above are eligible to participate in the AIP. Under the terms of the AIP, target incentive awards ranging from 35% to 50% of base salary, and a maximum award of 100% of base salary, are established. The percentage of the target or the maximum actually awarded, if any, is dependent upon the attainment of per share net income goals established in advance by the Organization and Compensation Committee (Committee) as well as the Committee's evaluation of the participant's and the Company's performance. One-half of each such award is paid in cash and is reflected as Bonus in the Summary Compensation Table. Payment of the remainder of the award is deferred under the Deferred and Incentive Compensation Plan (DICP) discussed hereinafter.

(2) Amounts reported as Long-Term Compensation are attributable to the named officer's participation in the DICP. Officers of the Company and its subsidiaries with the title of Vice President or above are eligible to participate in the DICP. Participants in the DICP may defer a percentage of their base salary not to exceed a maximum percentage determined by the Committee for each Plan year and in any event not to exceed 15% of the participant's base salary. The Company makes a matching award (Matching Award) equal to 150% of the participant's deferred salary. In addition, the deferred portion of any AIP award (Incentive Award) is invested under the DICP. The Matching Awards and Incentive Awards are subject to forfeiture under certain circumstances. Under the DICP, a trustee purchases Company common stock with an amount of cash equal to each participant's deferred salary, Matching Award and Incentive Award and accounts are established for each participant containing performance units (Units) equal to such number of common shares. DICP investments, including reinvested dividends, are restricted to Company common stock. On the expiration of the applicable maturity period (three years for the Incentive Awards and five years for deferred salary and Matching Awards) the values of the participant's accounts are paid in cash based upon the then current value of the Units; provided, however, that in no event will a participant's account be deemed to have a cash value which is less than the sum of such participant's deferred salary together with a 6% per annum (compounded annually) interest equivalent thereon. The maturity period is waived if the participant dies or becomes totally and permanently disabled and may be extended under certain circumstances.

    Salary deferred under the DICP is included in amounts reported as Salary in the Summary Compensation Table. Amounts shown in the table below represent the number of shares purchased under the DICP with such deferred salaries for 1995:

              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                                                     PERFORMANCE
                                                                      OR OTHER
                                                                       PERIOD
                                                       NUMBER OF        UNTIL
                                                    SHARES, UNITS OR MATURATION
   NAME                                             OTHER RIGHTS (#)  OR PAYOUT
   ----                                             ---------------- -----------
   J. S. Farrington................................      2,884         5 Years
   Erle Nye........................................      2,447         5 Years
   H. Jarrell Gibbs................................      1,031         5 Years
   W. M. Taylor....................................      1,031         5 Years
   T. L. Baker.....................................        944         5 Years

  Incentive Awards and Matching Awards that have been made under the DICP are included under Restricted Stock Awards in the Summary Compensation Table.
  As a
    result of these awards, undistributed Incentive Awards and Matching Awards made under the Plan in prior years, and dividends reinvested thereon, the number and market value of such Units at December 31, 1995 (each of which is equal to one share of common stock) held in the DICP accounts for Messrs. Farrington, Nye, Gibbs, Taylor and Baker were 30,045 ($1,231,872), 24,006 ($984,260), 9,662 ($396,149), 9,752 ($399,861) and 8,500 ($348,509),
    respectively.

    Amounts reported as LTIP Payouts in the Summary Compensation Table represent payouts maturing during such years of earnings on salary deferred under the DICP in prior years.

(3) Amounts reported as All Other Compensation are attributable to the named officer's participation in certain plans described hereinafter in this footnote:

    Under the Employees' Thrift Plan of the Texas Utilities Company System (Thrift Plan) all employees with at least six months of eligible service with the Company or any of its subsidiaries may invest up to 16% of their regular salary or wages in common stock of the Company, or in a variety of selected mutual funds. Under the Thrift Plan, the Company matches a portion of an employee's savings in an amount equal to 40%, 50% or 60% (depending on the employee's length of service) of the first 6% of such employee's savings. All matching amounts are invested in common stock of the Company. The amounts reported under All Other Compensation in the Summary Compensation Table include these matching amounts which, for Messrs. Farrington, Nye, Gibbs, Taylor and Baker amounted to $5,400, $5,400, $4,500, $5,400 and $3,686, respectively, during 1995.

    The Company has a Salary Deferral Program (Program) under which each employee of the Company and its subsidiaries whose annual salary is equal to or greater than an amount established under the Program ($89,510 for the Program Year beginning April 1995) may elect to defer a percentage of annual salary for a period of seven years, a period ending with the retirement of such employee, or for a combination thereof. Such deferrals may not exceed in the aggregate 10% of such annual salary. Salary deferred under the Program is included in amounts reported under Salary in the Summary Compensation Table. The Company makes a matching award, subject to forfeiture under certain circumstances, equal to 100% of the deferred salary. A trustee will distribute at the end of the applicable maturity period cash equal to the greater of the actual earnings of Program assets, or the average yield during the applicable maturity period of U.S. Treasury Notes with a maturity of ten years. The distribution of the amounts due under the Program will be in a lump sum if the maturity period is seven years or, if the retirement option is elected, in twenty annual installments. The Company is financing the retirement portion of the Program through the purchase of corporate-owned life insurance on the lives of the participants. The proceeds from such insurance are expected to allow the Company to fully recover the cost of the retirement option. During 1995, matching awards, which are included under All Other Compensation in the Summary Compensation Table, were made for Messrs. Farrington, Nye, Gibbs, Taylor and Baker in the amounts of $82,500, $67,917, $28,292, $28,292 and $26,167, respectively.

    Under the Split-Dollar Life Insurance Program (Insurance Program) of the Texas Utilities Company System, split-dollar life insurance policies are purchased for officers of the Company and its subsidiaries with a title of Vice President or above, with a death benefit equal to four times their annual compensation. The Company pays the premiums for these policies and has received a collateral assignment of the policies equal in value to the sum of all of its insurance premium payments. Although the Insurance Program is terminable at any time, it is designed so that if it is continued, the Company will fully recover all of the insurance premium payments it has made either upon the death of the participant or, if the assumptions made as to policy yield are realized, upon the later of fifteen years of participation or the participant's attainment of age sixty-five. During 1995, the economic benefit derived by Messrs. Farrington, Nye, Gibbs, Taylor and Baker from the term insurance coverage provided and the interest foregone on the remainder of the insurance premiums paid by the Company amounted to $17,771, $14,493, $5,910, $4,586 and $4,612.

(4) Mr. Farrington served as Chief Executive until May 1995. Mr. Farrington has a management transition agreement with the Company pursuant to which he will remain as Chairman of the Board until May 1997, at which time he will be named Chairman Emeritus. He will retire as an active employee in May 1998 and serve thereafter as a consultant to the Company for a two year period. In accordance with the agreement, during the period from May 1996 until his retirement, Mr. Farrington will receive his current salary, reduced by 15% each year, and be eligible to participate in all employee benefit plans of the Company. As a consultant, he will receive $200,000 annually.

                              PENSION PLAN TABLE

                                          YEARS OF SERVICE
                 --------------------------------------------------------------------
REMUNERATION        20             25             30             35             40
------------        --             --             --             --             --
$   50,000       $ 14,688       $ 18,360       $ 22,032       $ 25,704       $ 29,376
   100,000         29,688         37,110         44,532         51,954         59,376
   200,000         59,688         74,610         89,532        104,454        119,376
   400,000        119,688        149,610        179,532        209,454        239,376
   800,000        239,688        299,610        359,532        419,454        479,376
 1,000,000        299,688        374,610        449,532        524,454        599,376
 1,400,000        419,688        524,610        629,532        734,454        839,376

  The Company and its subsidiaries maintain retirement plans (Plans) which are qualified under applicable provisions of the Internal Revenue Code of 1986, as amended (Code). Annual retirement benefits are computed as follows: for each year of accredited service up to a total of 40 years of service, 1.3% of the first $7,800, plus 1.5% of the excess over $7,800 of the participant's average annual earnings during his or her three years of highest earnings. Amounts reported under Salary for the named officers in the Summary Compensation Table approximate earnings as defined by the Plans. Benefits paid under the Plans are not subject to any reduction for Social Security payments but are limited by provisions of the Code. The Company maintains a Supplemental Retirement Plan (Supplemental Plan) which provides for the payment of retirement benefits which would otherwise be limited by the Code or by the definition of earnings in the Plans. Under the Supplemental Plan, retirement benefits are calculated in accordance with the same formula used under the Plans, except that earnings also include AIP awards (50% of the AIP award is reported under Bonus for the named officers in the Summary Compensation Table). As of February 28, 1996, years of accredited service under the plans for Messrs. Farrington, Nye, Gibbs, Taylor and Baker were 36, 33, 33, 28 and 25, respectively. The table illustrates the total annual benefit payable at retirement under the Plans and Supplemental Plan prior to any reduction for a contingent beneficiary option which may be selected by the participant.

  The following information contained under the headings Organization and Compensation Committee Report on Executive Compensation and Performance Graph is not to be deemed to be (i) incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 or (ii) soliciting material or filed with the SEC within the meaning of Item 402(a)(9) of SEC Regulation S-K.

                ORGANIZATION AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  The Organization and Compensation Committee of the Board of Directors is responsible for reviewing and establishing the compensation of the executive officers of the Company. The Committee consists of all of the nonemployee directors of the Company and is chaired by James A. Middleton. The Committee has directed the preparation of this report and has approved its contents and submission to the shareholders.

  As a matter of policy, the Committee believes that levels of executive compensation should be based upon an evaluation of the performance of the Company and its officers generally, as well as in comparison to persons with comparable responsibilities in similar business enterprises. Compensation plans should align executive compensation with returns to shareholders with due consideration accorded to balancing both long-term and short-term objectives. The Committee has determined that, as a matter of policy to be implemented over time, the base salaries of the officers will be established at the median, or 50th percentile, of the top ten electric utilities and that opportunities for total direct compensation to reach the 75th percentile, or above, of such utilities will be provided through performance-based compensation plans. Such compensation principles and practices have allowed, and should continue to allow, the Company to attract, retain and motivate its key executives.

  As previously reported, a nationally recognized compensation consultant was retained, in 1994, to conduct a comprehensive review of the compensation and benefits provided by the Company to its officers. The consultant's report included recommended revisions to the Company's compensation and benefits program principally so as to place a greater emphasis on performance-based incentive compensation and to provide, thereby, for an appropriate and competitive balance between base salaries, annual incentives and long-term incentives. The consultant's recommendations, including the Annual Incentive Plan (referred to as the AIP and described in footnote 1 on page 8 of this proxy statement), as well as improvements in life insurance coverage and retirement benefits, have generally been implemented.

  The compensation of the officers of the Company consists principally of base salaries, the opportunity to participate in the Deferred and Incentive Compensation Plan (referred to as the DICP and described in footnote 2 on pages 9 and 10 of this proxy statement) and the opportunity to earn an incentive award under the AIP. Benefits provided under the DICP and the AIP represent a substantial portion of officers' compensation, and the value of future payments under the DICP, as well as the value of the deferred portion of any award under the AIP, is directly related to the future performance of the Company's common stock. It is anticipated that performance-based incentive awards under the AIP will, in future years, constitute an increasing percentage of officers' total compensation.

  The AIP, as approved by shareholders at the annual meeting in May 1995, is administered by the Committee and provides an objective framework within which Company and individual performance can be evaluated by the Committee. Depending on the results of such performance evaluations, and the attainment of the per share net income goals established in advance, the Committee may provide annual incentive compensation awards to eligible officers. The evaluation of each individual participant's performance is based upon the attainment of individual and business unit objectives. The Company's performance is evaluated, compared to the ten largest electric utilities and/or the electric utility industry, based upon its total return to shareholders and return on invested capital, as well as other measures relating to competitiveness, service quality and employee safety. The combination of individual and Company performance results, together with the Committee's evaluation of the competitive level of compensation which is appropriate for such results, determines the amount, if any, actually awarded.

  In establishing levels of executive compensation at its May 1995 meeting, the Committee reviewed various performance and compensation data, including the performance measures under the AIP and the report of its compensation consultant. Information was also gathered from industry sources and other published and private materials which provided a basis for comparing the largest electric and gas utilities and other survey groups representing a large variety of business organizations. Included in the data considered was that, in 1994, TU Electric, the Company's principal subsidiary, was the largest electric utility in the United States as measured by megawatt hour sales and, compared to other electric utilities in the United States, was sixth in electric revenues, sixth in total assets, third in net generating capability, ninth in number of customers and fifteenth in number of employees. This information provided a basis for comparing the Company with the largest electric and gas utilities, including companies generally comparable in size represented in the Moody's 24 Utilities whose comparative investment return is depicted in the graph on page 16. Compensation amounts were established by the Committee based upon its subjective evaluation of Company and individual performance at levels consistent with the Committee's policy relating to total direct compensation.

  In May 1995, Mr. Farrington, formerly Chairman of the Board and Chief Executive, was elected Chairman of the Board and Mr. Nye, formerly President, was elected President and Chief Executive. In connection with this change, Mr. Farrington's compensation was provided for pursuant to a management transition agreement described in footnote 4 on page 11 of this proxy statement. Based on its subjective evaluation of the information described herein, the Committee also provided Mr. Farrington with an AIP award of $330,000 compared to the prior year's Incentive Award under the DICP of $125,000. The Committee established Mr. Nye's base salary as Chief Executive at the annual rate of $700,000, representing a $50,000, or 7.7%, increase over the amount established for Mr. Nye in May 1994. The Committee also provided Mr. Nye with an AIP award of $280,000 compared to the prior year's Incentive Award under the DICP of $100,000. This amount of compensation was established in recognition of Mr. Nye's election as Chief Executive and was based upon the Committee's subjective evaluation of the information described herein.

  In discharging its responsibilities with respect to establishing executive compensation, the Committee normally considers such matters at its May meeting held in conjunction with the Annual Meeting of Shareholders. Although Company management may be present during Committee discussions of officers' compensation, Committee decisions with respect to the compensation of the President and Chief Executive and the Chairman of the Board are reached in private session without the presence of any member of Company management.

  Section 162(m) of the Code limits the deductibility of compensation which a publicly traded corporation provides to its most highly compensated officers. As a general policy, the Company does not intend to provide compensation which is not deductible for federal income tax purposes. Awards under the AIP in 1996 and subsequent years are expected to be fully deductible, and the DICP and the Salary Deferral Program have been amended to require the deferral of distributions of amounts earned in 1995 and subsequent years until the time when such amounts would be deductible. Awards provided under the AIP in 1995 and distributions under the DICP and the Salary Deferral Program which were earned in plan years prior to 1995, may not be fully deductible but such amounts are not expected to be material.

  Shareholder comments to the Committee are welcomed and should be addressed to the Secretary of the Company at the Company's offices.

                    ORGANIZATION AND COMPENSATION COMMITTEE

     James A. Middleton, Chair                    Kerney Laday
     Jack W. Evans                                Margaret N. Maxey
     Bayard H. Friedman                           Charles R. Perry
     William M. Griffin                           Herbert H. Richardson

                               PERFORMANCE GRAPH

  The following graph compares the performance of the Company's common stock to the S&P 500 Index and to the Moody's 24 Utilities for the last five years. The graph assumes the investment of $100 at December 31, 1990 and that all dividends were reinvested. The amount of the investment at the end of each year is shown in the graph and in the table which follows.

           CUMULATIVE TOTAL RETURNS FOR THE FIVE YEARS ENDED 12/31/95

                              [GRAPH APPEARS HERE]

                                                   -----------------------------
                                                   1990 1991 1992 1993 1994 1995
--------------------------------------------------------------------------------
Texas Utilities................................... 100  123  135  147  119  166
--------------------------------------------------------------------------------
S&P 500 Index..................................... 100  131  140  154  156  216
--------------------------------------------------------------------------------
Moody's 24 Utilities.............................. 100  129  135  149  126  166
--------------------------------------------------------------------------------

                             SELECTION OF AUDITORS

  The Audit Committee has nominated to the Board of Directors for its consideration the firm of Deloitte & Touche LLP to act as independent auditors for the Company for the year 1996 and, subject to the approval of shareholders at the annual meeting, the Board has selected that firm to audit the books of account and records of the Company and to make a report thereon to the shareholders. The persons named in the proxy will, unless otherwise instructed thereon, vote your shares in favor of the following resolution which will be submitted for consideration:

    RESOLVED that the selection of the firm of Deloitte & Touche LLP, independent auditors, to audit the books of account and records of the Company for the year 1996, to make a report thereon "To the Shareholders of Texas Utilities Company," and to perform other services, be, and it hereby is, approved.

  The firm of Deloitte & Touche LLP, independent auditors, has been the outside auditors for the Company since its organization in 1945 and for certain of the subsidiaries since 1932, including the last fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF AUDITORS.
                                             ---

                                OTHER BUSINESS

  Other than as stated herein, the Board of Directors does not intend to bring any business before the meeting and it has not been informed of any matters that may be presented to the meeting by others. However, if any other matters properly come before the meeting, it is the intent of the Board of Directors that the persons named in the proxy will vote pursuant to the proxy in accordance with their judgment in such matters.

  Dated: April 1, 1996.


            --------------------------------------------------------
           | WHETHER OR NOT YOU WILL BE ABLE TO ATTEND THE MEETING, | | PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY PROMPTLY.|
            --------------------------------------------------------

                                [LOGO OF TEXAS UTILITIES COMPANY APPEARS HERE]

                                ----------------------------------------------

                                NOTICE OF
                                ANNUAL MEETING
                                OF SHAREHOLDERS
                                AND
                                PROXY STATEMENT

                                ----------------------------------------------

                                TIME:
                                FRIDAY, MAY 17, 1996, AT 9:30 A.M.

                                PLACE:
                                GRAND BALLROOM
                                HARVEY HOTEL/DOWNTOWN
                                LIVE OAK AND OLIVE STREETS
                                DALLAS, TEXAS 75201

                                 ---------------------------------
                                | Whether or not you will be able |
                                | to attend the meeting, please   |
                                | sign and return the enclosed    |
                                | proxy promptly so that you may  |
                                | be represented at the meeting.  |
                                 ---------------------------------

                                     PROXY

                [LOGO OF TEXAS UTILITIES COMPANY APPEARS HERE]
                                 ENERGY PLAZA
                               1601 Bryan Street
                             Dallas, TX 75201-3411


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints J.S. Farrington and Erle Nye, and each of them, Proxies with power to appoint a substitute, and hereby authorizes them to represent and to vote all shares of common stock of Texas Utilities Company held of record by the undersigned on March 18, 1996 at the annual meeting of shareholders of the Company to be held in the Grand Ballroom of the Harvey Hotel/Downtown, Live Oak and Olive Streets, Dallas, Texas, on Friday, May 17, 1996, and at any adjournments thereof, and to vote, as directed on the reverse side of this card, on all specified matters coming before said meeting, and in their discretion, upon such other matters not specified as may come before said meeting.


           (Continued, and to be signed and dated, on reverse side)

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Items 1 and 2.

Please mark your votes as indicated in this example  [ X ]

________________________________________________________________________________
DIRECTORS RECOMMEND A VOTE FOR ALL NOMINEES AND FOR ITEM 2.

1. Election of Directors:                  FOR          WITHHELD
                                          [   ]           [   ]

NOMINEES:

J.S. FARRINGTON          JAMES A MIDDLETON
BAYARD H. FRIEDMAN       ERLE NYE
WILLIAM M. GRIFFIN       J.E. OESTERREICHER
KERNEY LADAY             CHARLES R. PERRY
MARGARET N. MAXEY        HERBERT H. RICHARDSON

For, except vote withheld from the following nominee(s):

________________________________________________________________

2. Approval of Auditors - Deloitte & Touche LLP      FOR    AGAINST    ABSTAIN
                                                    [   ]    [   ]      [   ]
________________________________________________________________________________

NOTE: Please sign names exactly as printed hereon. Joint owners should each sign. In signing as attorney, administrator, executor, guardian or trustee, please give full title as such. Receipt is acknowledged of the Annual Report of the Company for 1995, notice of meeting and proxy statement.


Signature(s)____________________________________      Date_____________________